Exhibit 8.1

May 20, 2021 EXHIBIT 8.1 Omega Healthcare Investors, Inc. 303 International Circle Suite 200 Hunt Valley, MD 21030

RE: Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have served as special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with that certain At-the-Market Equity Offering Sales Agreement, dated May 20, 2021 (the “Sales Agreement”) by and among the Company and the parties identified on Annex I hereto (and certain of such parties’ affiliates) in their capacity as Sales Agents, Forward Purchasers and/or as Forward Sellers, providing for, among other things, (i) the issuance and sale through or to the Sales Agents of shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”) and (ii) the sale by the Sales Agents as Forward Sellers, as agents on behalf of the Forward Purchasers, of Common Stock (the “Forward Shares” and together with the Shares, the “Securities”), with the Securities to be sold under the Sales Agreement not to exceed an aggregate gross sales price of $1,000,000,000. The Securities are being offered pursuant to the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File. No. 333-256084) as filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2021, the form of prospectus included therein (the “Basic Prospectus”), and the Prospectus Supplement dated May 20, 2021 (the “Prospectus Supplement,” and together with the Basic Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of:

(1)	the Sales Agreement;

(2)	the Registration Statement;

(3)	the Basic Prospectus; and

(4)	the Prospectus Supplement.

Omega Healthcare Investors, Inc.

May 20, 2021

We have also examined and relied on originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation, the Articles of Amendment, Articles of Amendment and Restatement, and Articles Supplementary thereto, of the Company and its subsidiaries, and such other documents, certificates, and records as we have deemed necessary or appropriate. We also have relied upon factual statements and representations made to us by representatives of the Company that are set forth in a certificate executed and provided to us by the Company (the “Officers’ Certificate”). With respect to the ownership of stock of the Company for certain periods prior to March 8, 2004, we also have relied on a letter from Explorer Holdings, L.P., regarding the ownership of stock of the Company by Explorer Holdings, L.P., Explorer Holdings Level II, L.P., and Hampstead Investment Partners III, L.P.. For purposes of this opinion, we have assumed the validity and accuracy of the documents, certificates and records set forth above, and that the statements and representations made in the Officers’ Certificate are and will remain true and complete. We also have assumed that the Registration Statement, the Prospectus, the Sales Agreement, and such other documents, certificates and records and that the statements as to factual matters contained in the Registration Statement, the Prospectus, and the Sales Agreement are true, correct and complete and will continue to be true, correct and complete through the completion of the transactions contemplated therein. For purposes of this opinion, however, we have not assumed the correctness of any statement to the effect that the Company qualifies as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Regulations”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo copies, and the authenticity of the originals of such copies, or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the SEC on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party (other than the Company) has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties and the validity and binding effect thereof on such parties. All of the documents we have reviewed will be complied with without waiver. Finally, in connection with the opinions rendered below, we have assumed that during its taxable year ended December 31, 1992, and in each subsequent taxable year to present, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officers’ Certificate true for each of such years, as of the date hereof, and any representation made as a belief, made “to the knowledge of,” or made in a similarly qualified manner is true, correct, and complete, as of the date hereof, without such qualification.

Omega Healthcare Investors, Inc.

May 20, 2021

In rendering our opinion, we have considered the applicable provisions of the Code, the Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

Based on the foregoing, in reliance thereon and subject thereto and to the limitations stated below, it is our opinion that:

(a)	From and including the Company’s taxable year ended December 31, 1992, the Company was and is organized in conformity with the requirements for, its actual method of operation through the date hereof has permitted, and its proposed methods of operations as described in the Prospectus will permit the Company to meet the requirements for qualification and taxation as a REIT under the Code, and the Company has qualified and will so qualify, and the Company will continue to meet such requirements and qualify as a REIT after consummation of the contemplated transactions and the application of the proceeds, if any, from the offering and sale of the Securities as described in the Prospectus.

(b)	The discussion in the Prospectus under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS”, as supplemented by documents incorporated by reference therein, in so far as such statements constitute a summary of U.S. federal tax matters, taken together, fairly and accurately summarizes such matters in all material respects.

The Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, the diversity of its stock ownership, and various other qualification tests imposed under the Code. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and its subsidiaries, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders, and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT and conform to the representations in the Officers’ Certificate.

Omega Healthcare Investors, Inc.

May 20, 2021

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the offering discussed in the Prospectus or of any transaction related thereto or contemplated thereby. We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to Bryan Cave Leighton Paisner LLP under the heading “LEGAL MATTERS” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement, or revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Annex I

Sales Agents, Forward Sellers and Forward Purchasers

As Agents	As Forward Purchasers

Wells Fargo Securities, LLC	Wells Fargo Bank, National Association
Barclays Capital Inc.	Bank of America, N.A.
Berenberg Capital Markets LLC	Barclays Capital Inc.
BNP Paribas Securities Corp.	BNP Paribas
BofA Securities, Inc.	Canadian Imperial Bank of Commerce
Capital One Securities, Inc.	Crédit Agricole Corporate and Investment Bank
CIBC World Markets Corp.	JPMorgan Chase Bank, National Association
Credit Agricole Securities (USA) Inc.	KeyBanc Capital Markets Inc.
Fifth Third Securities, Inc.	Mizuho Markets Americas LLC
J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC
JMP Securities LLC	MUFG Securities EMEA plc
KeyBanc Capital Markets Inc.	Royal Bank of Canada
Mizuho Securities USA LLC	The Bank of Nova Scotia
Morgan Stanley & Co. LLC	Truist Bank
MUFG Securities Americas Inc.
R. Seelaus & Co., LLC
RBC Capital Markets, LLC
Regions Securities LLC
Robert W. Baird & Co. Incorporated
Scotia Capital (USA) Inc.
Stifel, Nicolaus & Company, Incorporated
Truist Securities, Inc.